Exhibit 10.1

AMENDMENT NO. 2 TO THE SECURITIES PURCHASE AGREEMENT

This AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made as of August 21, 2009 (the “Effective Date”), by and among VIASPACE Inc., a Nevada corporation (“Parent”), VIASPACE Green Energy Inc., a British Virgin Islands international business company and a wholly-owned subsidiary of Parent (“Acquirer”), Sung Hsien Chang, an individual (“Shareholder”), and China Gate Technology Co., Ltd., a Brunei Darussalam company (“Licensor”), with respect to the following facts:

A. The parties entered into that certain Securities Purchase Agreement, dated as of October 21, 2008 (as amended by that Amendment to Securities Purchase Agreement dated on or about June 17, 2009, the “Agreement”), pursuant to which, among other things, Acquirer acquired from Shareholder a controlling interest in Inter-Pacific Arts Corp., a British Virgin Islands international business company (“IPA BVI”) in exchange for its shares and shares of the Parent. Capitalized terms not defined herein shall have the meanings given such terms in the Agreement.

B. The parties desire to amend the Agreement in certain respects, all as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1. Assignment of VIASPACE Securities. Parent hereby irrevocably assigns to Shareholder the Parent Shares and irrevocably assigns to Licensor the First Closing Licensor Shares. The foregoing assignments shall be deemed effective as of the First Closing Date. Licensor agrees to limit sales of First Closing Licensor Shares to a maximum of 8,800,000 shares in any 90-day period.

2. Amendments to Agreement.

(a)	Section 2.3 of the Agreement is hereby amended to read in full as follows:

“2.3 Second Closing. The Second Closing shall be held at the RP Office on the date at or before November 21, 2009 (the “Second Closing Deadline”) or at such date that Parent, Acquirer, Shareholder and Licensor may agree in writing (the “Second Closing Date”). If Acquirer’s Registration Statement is declared effective by the SEC on or before November 21, 2009, The Second Closing Deadline will be extended until December 21, 2009.

(b)	Section 2.7 of the Agreement is hereby amended to read in full as follows:

“2.7 Failure to Close Second Closing. Subject to the provisions of Section 10.2, if the parties fail to close the Second Closing by the Second Closing Deadline:

(a) the receiving parties shall return to the delivering parties all documents, agreements and certificates received in accordance with Section 2.2, other than the Parent Shares and the First Closing Licensor Shares;

(b) any and all documents, agreements and certificates delivered in accordance with Section 2.2, other than in respect of the Parent Shares and the First Closing Licensor Shares, shall be deemed void and of no effect; and

(c) this Agreement shall automatically terminate and the parties shall have no obligations to one another under this Agreement except for those obligations, if any, listed in Section 10.2 or that otherwise explicitly survive the termination of this Agreement.”

(c)	Section 5.13 of the Agreement is hereby amended to read in full as follows:

5.13 Resale of the Parent Shares. Parent will take all action under its control that is necessary to permit Shareholder to resell the Parent Shares beginning 6 months after the date of issuance of the Parent Shares, whichever is later, in accordance with Rule 144 promulgated by the Securities and Exchange Commission.

(d)	The first sentence of Section 10.1(c) of the Agreement is hereby amended to read in full as follows:

“(c) Acquirer shall use its best efforts to qualify its Common Stock for quotation on a Trading Market (as defined below) as soon as practicable, but in no event later than the later of the Second Closing Deadline or the 90th day after the effectiveness of the Registration Statement on Form S-1 registering some or all of Acquirer Common Stock or on Form 10 (such date, the “Reporting Date” and such event, the “Liquidity Event”); provided, that if (i) there is material non-public information regarding Acquirer which the Board of Directors reasonably determines not to be in Acquirer’s best interest to disclose and which Acquirer is not otherwise required to disclose, or (ii) there is a significant business opportunity (including, but not limited to, the acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction) available to Acquirer which the Board of Directors reasonably determines not to be in Acquirer’s best interest to disclose, then Acquirer may postpone the Reporting Date for a period not to exceed thirty (30) consecutive days.

(e)	Section 10.2 of the Agreement is hereby amended to read in full as follows:

10.2 Shareholder Rights Upon Failure to Close. In the event that the Second Closing fails to occur and Parent’s closing conditions to the Second Closing as set forth in Sections 7.1 through 7.7, 7.9 and 7.10 have been satisfied, then (1) Shareholder and/or his designees shall retain the Acquirer Shares, (2) Parent shall transfer all shares of Acquirer common stock it holds to Shareholder, (3) Shareholder will deliver the remaining 30% equity interest of IPA BVI to Acquirer, such that Acquirer shall receive all equity securities of IPA BVI, and (4) if Acquirer’s common stock is not listed on a Trading Market as of the Second Closing Deadline, Shareholder shall also receive such number of shares of Viaspace common stock so that Shareholder shall own a majority of the outstanding shares of Viaspace common stock as of the date of issuance.

(f)	The first sentence of Section 10.4 of the Agreement is hereby amended to read in full as follows:

“10.4 Shareholder Rights After Second Closing. Provided that the Second Closing has occurred, if Acquirer common stock is not listed on a Trading Market by the Second Closing Deadline, then Parent will issue to Shareholder the number of shares of its common stock equivalent to US$5,600,000.

(g)	Section 11.4 of the Agreement shall be amended in its entirety to read:

11.4 Sale Acquirer Shares. Prior to the Second Closing, neither Parent nor Shareholder shall sell, pledge, hypothecate or otherwise transfer, or remove the legend from, any of the shares of Acquirer.

3. Miscellaneous.

5.1 Effect of Amendment. Except to the extent the Agreement is modified by this Amendment, the remaining terms and conditions of the Agreement shall remain unmodified and be in full force and effect. In the event of conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

5.2 Counterparts. This Amendment may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute the same Amendment.

5.3 Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

VIASPACE, INC.

By:/s/ CARL KUKKONEN
Carl Kukkonen
Chief Executive Officer

VIASPACE GREEN ENERGY, INC.

By:/s/ CARL KUKKONEN
Carl Kukkonen
Chief Executive Officer

SUNG HSIEN CHANG

/s/ SUNG HSIEN CHANG

CHINA GATE TECHNOLOGY CO., LTD.

By:/s/ MACLEAN WANG
Maclean Wang
Chief Executive Officer